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                      [ALPHA INDUSTRIES, INC. LETTERHEAD]

                                                                   EXHIBIT 10(q)

January 24, 1995



Mr. David Aldrich
81 Cross Street
Andover, MA 01810

Dear Dave:

It is with great pleasure that I make this offer of employment to you as the Chief Financial Officer of Alpha Industries, Inc.

This is an exempt position and as a senior member of my management team, you will report directly to me. You will be compensated at the rate of $2,500.00 per week, and will be eligible for an annual performance review each year on or about your anniversary date.

In addition, you will participate in the Management Incentive Compensation Plan
(MICP) on an equal basis as the other top managers of Alpha. The MICP is meant to measure your performance against very specific criteria and has the potential to generate additional income if plan goals are met. You will be granted a Non-Qualified Stock Option for 20,000 shares. The price of these shares will be determined by the market price of the stock as of your Date of Hire.

If within two (2) years from your Date of Hire, your employment should be terminated (other than for cause or, except as provided in subparagraph a below, other than as a voluntary termination on your part), then you shall be eligible for salary continuation for two (2) years in accordance with Company Policy 228 (SALARY CONTINUATION), but without regard to the references in that policy to years of continuous service or a thirteen (13) week maximum.

     PROVIDED, further, that you shall not be eligible for such salary continuation during any period in which you are engaged in activities or enterprises, either on your own behalf or on behalf of others, which are directly competitive with any business activities of the Company.

     a. If termination (including a voluntary termination on your part) should occur both within two (2) years from your Date of Hire and within four
         (4) months following (i) a change in control of the Company or (ii) the acquisition of the Company, then you shall be eligible for salary continuation as provided above.
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                         [ALPHA INDUSTRIES, INC. LOGO]

Mr. David J. Aldrich
Page 2
January 24, 1995


     b. For the purposes of this Paragraph 4, a "change in control" shall be deemed to have occurred if a majority of the Board of Directors shall consist of members who are neither (i) members as of the date of this letter ("the continuing directors") nor (ii) members who have been recommended for a position on the Board by a majority of the continuing directors on the Board at such time.

Your employee benefits will include medical, dental, life and accidental death and dismemberment insurance, long and short term disability, participation in Alpha's Employee Stock Ownership Plan, and Savings and Retirement 401K Plan. These benefits will be explained to you in greater detail when you joint the Company.

I look forward to your acceptance and believe that should you decide to join us, you will make a significant contribution to Alpha. If you should have any questions, please call either myself or George LeVan.

Sincerely,

ALPHA INDUSTRIES, INC.



/s/ Martin J. Reid
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Martin J. Reid
President and Chief Executive Officer

MJR:kat